EXHIBIT 99.1

FrontView REIT Appoints Pierre Revol, Seasoned Industry Executive, as Chief Financial Officer

Dallas, TX – FrontView REIT, Inc. (NYSE: FVR) (the “Company”, “FrontView”, “we”, “our”, or “us”), today announced the appointment of Pierre Revol to serve as the Company's Chief Financial Officer (“CFO”), effective July 21, 2025.

With over 20 years of leadership in the real estate and financial sectors, Pierre Revol brings deep expertise in corporate finance, capital markets, REIT operations, and strategic transactions. Most recently, Pierre served as Senior Vice President of Capital Markets at CyrusOne, a leading global data center owner, developer and operator. In this role, Pierre played an instrumental role in developing and executing the company's capital markets strategy during a time of significant growth and innovation. He successfully raised over $15 billion in both asset-level and corporate financing to ensure CyrusOne’s future growth. Prior to his role at CyrusOne, Pierre served as Senior Vice President, Corporate Finance and Investor Relations at Spirit Realty Capital, Inc., formerly a publicly traded net-lease REIT. As a member of the Management Operating Committee, Pierre played a key leadership role in corporate strategy, capital allocation, and enterprise planning. Additionally, Pierre was principally involved in corporate transactions, including the spin-off and $2.4 billion sale of Spirit Master Trust, the $9.3 billion merger of Realty Income and Spirit Realty, and over $10 billion in capital markets transactions.

Pierre received a Bachelor of Science degree in Economics from the Wharton School with a concentration in Finance and a Bachelor of Arts degree in International Relations from the University of Pennsylvania.

“On behalf of our Board of Directors and entire management team, I am thrilled to welcome Pierre to FrontView as CFO,” stated Stephen Preston, FrontView’s Chairman and Chief Executive Officer. “Pierre brings extensive experience in public REIT finance, capital markets, and disciplined balance sheet management that will further strengthen our financial strategy, capital allocation discipline and operational excellence as we continue our commitment to long-term value creation for shareholders.”

Mr. Revol shared, “I am honored to join FrontView as Chief Financial Officer and grateful to the Board of Directors and the entire management team for their trust and support. I’m excited about the opportunity ahead as we work to accelerate FrontView’s growth, strengthen our capital strategy, and deliver long-term value to our shareholders.”

About FrontView REIT, Inc.

FrontView is an internally-managed net-lease REIT that acquires, owns and manages primarily properties with frontage that are net leased to a diversified group of tenants. FrontView is differentiated by an investment approach focused on properties that are in prominent locations with direct frontage on high-traffic roads that are highly visible to consumers. FrontView’s tenants include service-oriented businesses, such as restaurants, cellular stores, financial institutions, automotive stores and dealers, medical and dental providers, pharmacies, convenience and gas stores, car washes, home improvement stores, grocery stores, professional services, fitness operators as well as general retail tenants.

Company Contact

media@frontviewreit.com